UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Cryo-Cell International, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Contact:

Julia Avery (Investors)

Stern Investor Relations, Inc.

212-362-1200

julia@sternir.com

Irene Smith (Media)

Cryo-Cell International, Inc.

813-749-2100

ismith@cryo-cell.com

EGAN-JONES PROXY SERVICES RECOMMENDS THAT

CRYO-CELL STOCKHOLDERS VOTE FOR ALL MANAGEMENT NOMINEES

“We believe that voting the management ballot is in the best interests of the Company and its shareholders.”

Oldsmar, Fla. – August 18, 2011 – Cryo-Cell International, Inc. (OTCQX: CCEL) today announced that Egan-Jones Proxy Services, an independent proxy advisory firm, recommended that Cryo-Cell stockholders vote unanimously FOR all Cryo-Cell nominees on the Company’s WHITE proxy card at the Company’s August 25, 2011 Annual Meeting.

“We are gratified that Egan-Jones recommends that Cryo-Cell stockholders vote for all of management’s director nominees at the August 25, 2011 Annual Meeting,” said Mercedes Walton, Cryo-Cell’s Chairman and CEO. “Egan-Jones’ analyses and recommendations are relied upon by major institutional investment firms, mutual funds and fiduciaries throughout the United States.”

In recommending that Cryo-Cell stockholders vote FOR Cryo-Cell’s incumbent directors and AGAINST the nominees of David Portnoy and his associates, the Egan-Jones report considered the following factors*:

“1.	Our belief that the Company’s financial performance is improving and that this is attributable to the efforts of management and the board.

2.	We find the dissidents’ description of their plans to be unpersuasive, while we note that on August 8, 2011 the Company announced that it would explore strategic alternatives to enhance shareholder value, including a possible sale of the Company.

3.	We believe that the dissidents’ nominees lack the kind of experience with respect to industry and public companies that are requisite, in our view, for them to make valuable contributions to the board.

4.	We are not convinced that election of the dissidents’ nominees to the Company’s board of directors would work to the benefit of the shareholders.”

* Permission to use quotations was neither sought nor obtained.

The Company urges stockholders to vote FOR the Board’s nominees by signing, dating and returning the WHITE proxy card and to discard the blue proxy card of the dissident group. Any stockholders requiring assistance may contact Georgeson Inc., which is providing Cryo-Cell with proxy solicitation services, at (888) 605-7511.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 235,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2008 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched CelleSM (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

About Celle

The CelleSM service was introduced in November 2007 as the first and only service that empowers women to collect and cryopreserve menstrual flow containing undifferentiated adult stem cells for future utilization by the donor or possibly their first-degree relatives in a manner similar to umbilical cord blood stem cells. For more information, visit www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s Celle technology license agreements and U-Cord license agreements and their ability to provide the Company with royalty fees, the ability of Cryology RTS to generate new revenues for the Company, and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.